Exhibit 23.1


                         Independent Auditors' Consent


The Board of Directors
Diagnostek, Inc.

We consent to the incorporation by reference in the Registration Statement (No. 33-73402) on Form S-3 and Registration Statement (33-85700 and 33-04091) on Form S-8 of Diagnostek, Inc. of our reports dated June 5, 1995 relating to the Consolidated Statement of Financial Position of Diagnostek, Inc. and subsidiaries as of March 31, 1995 and 1994 and the related Consolidated Statements of Earnings, Cash Flows, and Changes in Stockholders' Equity and related schedule for each of the years in the three-year period ended March 31, 1995, which reports appear in the March 31, 1995 Form 10-K of Diagnostek, Inc.

Our report dated June 5, 1995, contains an explanatory paragraph that states the Company is a defendant in shareholder litigation alleging disclosure violations, the ultimate outcome of which cannot presently be determined. The consolidated financial statements do not include any adjustment that might result from the outcome of that uncertainty.




                                                           KPMG Peat Marwick LLP

Albuquerque, New Mexico
June 12, 1995